February 14, 2013

PERSONAL & CONFIDENTIAL

Mr. Tom Griffin

Santa Fe Petroleum, Inc.

Chairman and Chief Executive Officer

4011 W. Plano Pkwy

Suite 126

Plano TX 75093

Dear Mr. Griffin:

Merriman Capital, Inc. (“Merriman”) is pleased to act as non-exclusive financial advisor to Santa Fe Petroleum, Inc. (the “Company”) with respect to assisting the Company in its capital raising efforts, including an initial private placement of the Company’s securities, as well as assisting the Company in the review of potential financing alternatives available to the Company, to provide the Company with recommendations with respect to the options available to it for meeting its capital needs, and to evaluating potential mergers and acquisitions.

1.                  Services. In connection with this engagement, Merriman will perform the following services:

a.                  Review the Company’s current financing arrangements;

b.                  Analyze the Company’s operating projections and market conditions;

c.                   Provide the Company management with recommendations regarding methods of addressing the Company’s financing needs;

d.                  To represent the Company in its efforts to obtain financing in the form of a private placement and / or public offering, whether in one or a series of transactions (a “Capital Raising Transaction”), in either public equity, convertible debt or equity, equity linked securities or any other securities (“Securities”). It is understood that the Company currently proposes to raise funds in a private placement of its Securities. Merriman will introduce the Company to potential investors who may have an interest in financing the Company and will advise the Company with respect to the proposed structure, terms and conditions of the financing. Merriman will help the Company prepare for investor meetings, management presentations, responses to requests for data and other activities. Merriman will assist the Company in managing the process of negotiating and closing the financing. This includes reviewing all proposals from potential financing sources, analyzing the terms of such proposals and participating in presentations to the Company’s Board of Directors regarding any proposals, as well as reviewing the transaction documentation and other closing activities. The Company is free, at its sole discretion, to accept or reject the terms of any proposed financing;

e.                   Assist the Company in the review and potential acquisition of various targeted companies to be identified (the “Targeted Companies”) (in one or a series of transactions), by purchase, merger, consolidation and other business combination involving all or substantial amount of the business, securities, assets of the Targeted Companies (an “Acquisition Transaction”);

2.                  Information Provided to Merriman. In connection with our engagement, the Company has agreed to furnish to Merriman, on a timely basis, all relevant information needed by Merriman to perform under the terms of this agreement. During our engagement, it may be necessary for us: to interview the management of, the auditors for, and the consultants and advisors to the Company; to rely (without independent verification) upon data furnished to us by them; and to review any financial and other reports relating to the business and financial condition of the Company as we may determine to be relevant under the circumstances. In this connection, the Company will make available to all relevant information, including such information as we may request with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections. We agree that all non-public information obtained by us in connection with our engagement will be held by us in confidence and will be used by us solely for the purpose of performing our obligations relating to our engagement.

We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company or its representatives. In addition, the Company acknowledges that we will assume, without independent verification, all information supplied to us with respect to the Company to be true, correct and complete in all material respects and not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change.

3.	Company Representations. The Company will:
i. Retain Company counsel and request that they address and deliver to the Company and us a letter dated as of the date of the Closing any Capital Raising Transaction containing statements customary for similar transactions and addressing such additional matters as Merriman shall reasonably request;
ii. As a condition to the closing of any public offering transaction, retain independent public accountants and request that they address and deliver to the Company and to Merriman a letter or letters (which letters are frequently referred to as “Comfort Letters”) dated as of the date of the Closing of the Capital Raising Transaction;
iii. As a condition to the closing of any public offering transaction, obtain from its officers, directors and shareholders written lock-up agreements restricting each such person from selling any shares of Common Stock of the Company for a period of six months after the closing of the transaction without the prior written consent of Merriman, in a form reasonable to both the Company and Merriman.

4.                  Scope of Engagement. The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the Company without the prior consent of the Company. Nonetheless, if we determine after review of the information furnished to us that any such appraisal or appraisals are necessary or desirable, we will provide a written request to the Company for consent to undertake such appraisal(s) and any reasonable costs incurred in connection with such appraisal(s) will be borne by the Company. Merriman has been engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose. We have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. Except as specifically provided in this letter agreement, Merriman shall not be required to render any advice or reports in writing or to perform any other services.

5.                  Term of Engagement. Merriman’s representation on a non-exclusive basis will continue for a period of Twelve (12) months from the date this letter agreement is executed with Merriman; provided however, that the Company may terminate the relationship at any time upon thirty (30) days written notice to Merriman. Notwithstanding the foregoing, in the event of termination or expiration of this agreement, Merriman’s approved expenses incurred will be payable in full and your obligation under Section 6 to pay any applicable Financing Completion Fee or M&A Completion Fee will continue for the twelve (12) month period commencing with such termination or expiration (the “Tail Period”).

6.                  Fees and Expenses. Subject to the prior written approval from the Company before any expenses are incurred, the Company agrees to reimburse Merriman for all reasonable out-of-pocket expenses for which it has issued prior consent.

a.	Capital Raising.

(i)	Retainer. The Company agrees to pay Merriman 100,000 restricted shares of the Common Stock of the Company upon execution of the agreement (the “Retainer”).

(ii)	Financing Completion Fee. During the term of this agreement (and thereafter as provided in Section 5 above), at the time the Capital Raising Transaction closes, Merriman will be paid a cash fee (the “Financing Completion Fee”) equal to 8% of the total amount of capital received by the Company,

b.	Merger & Acquisition Advisory Services.

(i)	During the term of this agreement, at the time an Acquisition is consummated, the Company will pay Merriman a fee for any Acquisition Transaction with a party introduced by Merriman (the “M&A Completion Fee”) equal to 4% of the Transaction Value (as defined in Appendix B) payable in cash or shares at Merriman’s option.

(ii)	If an Acquisition or Sale Transaction is consummated whereby, directly or indirectly, less than a 50% interest in the Company or the targeted companies, as the case may be, or any of their securities, businesses or assets are transferred for consideration, or if a transaction is consummated consisting of a minority investment, the formation of a joint venture, partnership or other business entity or entry into a strategic alliance (such as an agreement, relationship or arrangement involving supply, distribution or sales representation of products or services, research and development, technology, product licensing or similar arrangement), the Company will pay Merriman a cash fee, payable in cash or shares, at Merriman’s option, equal to 5% of the Transaction Value (as defined in Appendix A);

(iii)	If an Acquisition or Sale Transaction is not consummated and the Company is entitled to receive a “termination fee,” “break-up fee,” “topping fee,” or other form of compensation payable in cash or other assets, including, but not limited to, an option to purchase securities from another company (such cash, securities, including in the case of options, the right to exercise such options or other assets hereinafter referred to as the “Break-up Fee”) then the Company shall pay to Merriman in cash or stock, at Merriman’s election, an amount equal to three percent (3%) of such Break-up Fee received. In the event that the Break-up Fee is paid to the Company in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating our fee, shall be the fair market value thereof, as the parties hereto shall mutually agree on the day such Break-up Fee is paid to the Company; provided that, if such Break-up Fee includes securities with an existing public trading market, the value thereof shall be determined by an average of the last 10 days of trading prior to such payment.

7.                  Indemnity and Contribution. The parties agree to the terms the indemnification agreement attached hereto as Appendix A and incorporated herein by reference. The provisions of this paragraph shall survive any termination of this agreement.

8.                  Other Business. The Company understands that if Merriman is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions. The indemnity provisions in Appendix A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of Merriman’s engagement(s).

9.                  Other Merriman Activities. Merriman is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, Merriman or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company. The Company also acknowledges that Merriman and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Merriman in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties and that might compromise confidential information delivered by the Company to Merriman

10.              Confidentiality of Advice. Except as otherwise provided in this paragraph, any written or other advice rendered by Merriman pursuant to its engagement hereunder is solely for the use and benefit of the Board of Directors of the Company and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Board of Directors, without Merriman’s prior written approval, unless such disclosure is required by law. In addition, Merriman may not be otherwise publicly referred to without its prior written consent.

11.              Compliance with Applicable Law. In connection with this engagement, the Company and Merriman will comply with all applicable federal, state and foreign securities laws and other applicable laws and regulations.

12.              Independent Contractor. Merriman is and at all times during the term hereof will remain an independent contractor, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and Merriman or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which Merriman has provided services hereunder shall be solely those of the Company, and Merriman shall have no liability relating thereto or arising therefrom. Merriman shall have no authority to bind or act for the Company in any respect. It is understood that Merriman’s responsibility to the Company is solely contractual in nature and that Merriman does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

13.              Successors and Assigns. This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of Merriman and their respective successors, assigns and parent companies.

14.              Announcements. Upon completion of a Capital Raising Transaction, Acquisition Transaction or Sale Transaction, the Company grants to Merriman the right to place customary announcement(s) of this engagement in certain newspapers and to mail announcement(s) to persons and firms selected by Merriman, the whole subject to the Company’s prior approval and all costs of such announcement(s) will be borne by Merriman.

15.              Governing Law and Arbitration. This agreement shall be governed by and construed under the laws of the State of California applicable to contracts made and to be performed entirely within the State of California. Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in the City and County of San Francisco, before one arbitrator. The arbitration shall be administered by JAMS and in English. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each party will bear its own costs for arbitration. The prevailing party in arbitration shall be entitled to reasonable attorneys’ fees. The provisions of this paragraph shall survive any termination of this agreement.

16.              General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto. Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof. This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof. If any provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. This letter agreement may be executed in any number of counterparts and by facsimile signature.

If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to Merriman.

Very truly yours,

MERRIMAN CAPITAL, INC.

By: ____________________

Jon Merriman

Chief Executive Officer

The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.

Santa Fe Petroleum, Inc.

By: ______________________

Tom Griffin

Chairman and Chief Executive Officer

 APPENDIX A—INDEMNIFICATION AGREEMENT

The Company agrees to indemnify and hold harmless Merriman and its officers, directors, employees, consultants, attorneys, agents, affiliates, parent company and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (Merriman and each such other persons are collectively and individually referred to below as an "Indemnified Party") from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any private placement memorandum, registration statement (including documents, incorporated by reference) (the “Registration Statement”) or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) related to the performance by the Indemnified Party of the services contemplated by this letter agreement (including, without limitation, the offer and sale of the securities) and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable under clause (ii) of the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence. The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence.

If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, and the Indemnified Party shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Merriman under the terms of this letter agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and Merriman in connection with the matter(s) as to which contribution is to be made. The relative benefits received by the Company and Merriman shall be deemed to be in the same proportion as the fee the Company actually pays to Merriman bears to the total value of the consideration paid or to be paid by the Company and/or the Company's shareholders in the transaction(s) contemplated in this letter agreement. The relative fault of the Company and Merriman shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by Merriman and the Company’s and Merriman’s relative intent, knowledge, access to information and opportunity to correct. The Company and Merriman agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account these equitable considerations. Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party's share of such losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company. The Company further agrees that, without Merriman’s prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all such lawsuits, claims, or other proceedings against the Indemnified Parties.

The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix A. The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an "action") for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party. After notice from the Company to the Indemnified Party of its election to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed). Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably withheld, so long as the Company is not in material breach of this Appendix A. Also, each Indemnified Party shall make reasonable efforts to mitigate its losses and liabilities. In addition to the Company's other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefore, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.

APPENDIX B—DEFINITION OF TRANSACTION VALUE

In the context of this agreement, “Transaction Value” means the aggregate value of all cash, cash equivalents, securities, and any other forms of payment received or to be received, directly or indirectly, by the Company and its share, option, warrant and debt holders after the payment of fees and expenses, as separately determined by mutual agreement between the Company and Merriman prior to the consummation of the transaction.

If part or all of the Transaction Value in an Acquisition or Sale Transaction is represented by securities, the value thereof for the purpose of computing the fees shall be determined as follows:

(i) For securities which are publicly traded prior to the consummation of such transaction, the average last sale price for such securities for the ten trading days prior to the consummation of such transaction;

(ii) For newly-issued, publicly-traded securities, the average last sale price for such securities for ten trading days subsequent to the consummation of such transaction, with such portion of the fees being payable the eleventh trading day subsequent to the consummation of such transaction; and

(iii) For securities for which no market exists, the mutual agreement of the Company and Merriman as determined prior to the closing of such transaction.

If part or all of the Transaction Value is contingent upon the occurrence of some future event (e.g. the realization of earnings projections), then for purpose of the calculation of the fees, the future event will be estimated and discounted to its present value using the Bank of America reference rate as the discount rate and the base case projections presented to the Company for an Acquisition Transaction.

If part or all of the Transaction Value is fixed amounts of cash or other consideration payable in the future, including any non-competition, consultation, or similar payments, then the calculation of the fees will be based on the present value of those payments discounted using Bank of America’s reference rate as the discount rate.